Exhibit 10.13

AMENDED PROMISSORY NOTE

$1,000,000	May 20th, 2019

On or about October 18th, 2018, the parties hereto did execute that certain Promissory Note in the principal amount of $1,000,000 (the “Note”). The parties hereto now wish to amend the terms and conditions of the aforesaid Note, consistent with the terms and conditions contained hereinbelow. It is the intention of the parties to this Amended Note (the “Amended Note”) that this Amended Note shall replace in part the prior Note as indicated hereon. The personal guarantees provided in the original note shall remain in place.

FOR VALUE RECEIVED, urban-gro, Inc., a Colorado corporation (“Borrower”) promises to pay to James Lowe or his assigns (the “Lender”, and together with the Borrower, the “Parties”), and his successors and assigns or heirs and personal representatives, as applicable, in lawful money of the United States of America, the principal sum of One Million Dollars ($1,000,000), together with interest on the unpaid principal balance at the rate of Nine percent (9%) per annum. The Effective Date of this Amended Note shall be May 1, 2019.

1.          DEFINITIONS AND CONSTRUCTION.

1.1          Definitions. As used in this Amended Note, the definitions included in “Section 1, Definitions” of the original Note shall have the same meanings, except as provided herein.

2.        LOAN AND TERMS OF PAYMENT. Borrower acknowledges the receipt on the Closing Date of the original Note of the principal amount of One Million Dollars ($1,000,000). Section 2 of the Note shall be amended to read as follows:

2.1          Payment Schedule. During the term of this Note, interest only payments equal to .75% of the then outstanding principal balance of this Note shall be due and payable in arrears to the Noteholder on each Interest Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.2          Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be re-borrowed.

2.3          Maturity Date. The Note matures on December 31, 2019.

2.4          Additional Consideration. Borrower issued an option to Lender, which shall remain in effect herein. As additional consideration provided for extending the loan, Borrower shall issue Ten Thousand (10,000) shares of its Common Stock to Lender upon execution hereof.

2.5          Right to Cure. In the event Borrower fails to make payment of principal and/or interest after such payment is due and payable under this Note and Borrower shall have the right to cure such default within sixty (60) days from such default.

The balance of the contents of the original Note shall remain as originally stated and are incorporated herein as if set forth.

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IN WITNESS WHEREOF, Borrower has caused this Amended Note to be executed as of the date first above written.

urban-gro, Inc.

By: _______________________________

Name: _____________________________

Title: ______________________________

James Lowe

By: _______________________________

Name: _____________________________

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